Exhibit 99.1

NEWS RELEASE for November 2, 2009 at 4:00 PM EST
Contact:	Allen & Caron Inc	Gail Itow
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS THIRD QUARTER, NINE-MONTH RESULTS

Strong Sequential Revenue Growth

IRVINE, CA (November 2, 2009) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the third quarter and nine months ended October 3, 2009.  Revenues for the third quarter and nine months ended October 3, 2009, were $6.4 million and $11.8 million, respectively, compared to $28.9 million and $60.4 million for the third quarter and nine months ended September 27, 2008.  Revenue for the 2009 third quarter doubled from the $3.2 million in this year’s second quarter.

The year-over-year decline in revenues was driven by a reduction in demand from the Company’s customer base mainly due to the commoditization of certain product offerings.  In response to the current lower base of revenue, costs have been aggressively managed downward to better match those levels of revenue.  The Company continues to invest heavily in R&D as it executes on the planned technology transition to its next-generation memory subsystems.

“We are very pleased by the progress of our next-generation product development,” Chief Executive Officer Chun K. Hong said.  “We remain on track to launch the first of our new products before the end of the year.  The improving market for high-performance computing, firming prices for memory and the early interest from OEMs in our chip-based technologies have given us reason for optimism as we look into 2010 and beyond.”

Gross profit for the third quarter ended October 3, 2009, was $1.6 million, or a gross margin of 24.3 percent, compared to $2.0 million, or a gross margin of 7.1 percent for the third quarter ended September 27, 2008.  This is an improvement from the second quarter gross profit of $244,000, or a gross margin of 7.7 percent.  Gross profit for the nine months ended October 3, 2009, was $1.3 million, or a gross margin of 10.8 percent, compared to gross profit of $7.8 million, or a gross margin of 13.0 percent in the year-earlier period.

Net loss for the 2009 third quarter was $2.1 million, or $0.11 loss per share, compared to a net loss in the prior year period of $7.4 million, or $0.37 loss per share.  Net loss for the 2009 first nine months was $9.9 million, or $0.50 loss per share, compared to a net loss of $10.3 million, or a $0.52 loss per share.  These results include stock-based compensation expense in the third quarter and nine months ended October 3, 2009 of $631,000 and $1.2 million, respectively, compared with $362,000 and $981,000 in the prior year periods.

During the third quarter, the Company remained focused on preserving cash.  As of October 3, 2009, cash, cash equivalents, and investments in marketable securities were $16.4 million, total assets were $27.1 million, working capital was $14.5 million, total long-term debt was $192,000, and stockholders’ equity was $21.6 million.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the third quarter and nine months ended October 3, 2009.  The dial-in number for the call is

1-877-941-8602.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer demand, including delays in product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated March 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008

Net sales	$6,446	$28,876	$11,781	$60,409
Cost of sales(1)	4,879	26,832	10,507	52,575
Gross profit	1,567	2,044	1,274	7,834
Operating expenses:
Research and development(1)	1,975	1,651	5,619	4,943
Selling, general and administrative(1)	2,115	3,364	6,170	10,142
Total operating expenses	4,090	5,015	11,789	15,085
Operating loss	(2,523)	(2,971)	(10,515)	(7,251)
Other income:
Interest (expense) income, net	(25)	38	75	381
Other income (expense), net	4	13	134	(55)
Total other income (expense), net	(21)	51	209	326
Loss before provision (benefit) for income taxes	(2,544)	(2,920)	(10,306)	(6,925)
Provision (benefit) for income taxes	(458)	4,502	(409)	3,332
Net loss	$(2,086)	$(7,422)	$(9,897)	$(10,257)
Net loss per common share:
Basic and diluted	$(0.11)	$(0.37)	$(0.50)	$(0.52)
Weighted-average common shares outstanding:
Basic and diluted	19,855	19,855	19,855	19,845

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$146	$44	$213	$106
Research and development	156	55	262	140
Selling, general and administrative	329	263	753	735

MORE-MORE-MORE

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	October 3,	January 3,
	2009	2009

ASSETS
Current assets:
Cash and cash equivalents	$11,501	$15,214
Investments in marketable securities	3,115	5,199
Accounts receivable, net	2,732	1,917
Inventories	1,886	1,829
Income taxes receivable	—	1,880
Prepaid expenses and other current assets	636	761
Total current assets	19,870	26,800

Property and equipment, net	5,202	6,939
Long-term investments in marketable securities	1,742	960
Other assets	252	234
Total assets	$27,066	$34,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,969	$1,786
Current portion of long-term debt	115	474
Current portion of deferred gain on sale and leaseback transaction	118	118
Income taxes payable	78	—
Accrued expenses and other current liabilities	3,093	2,083
Total current liabilities	5,373	4,461
Long-term debt, net of current portion	77	130
Deferred gain on sale and leaseback transaction, net of current portion	19	108
Total liabilities	5,469	4,699

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value - 90,000 shares authorized; 19,855	20	20
shares issued and outstanding
Additional paid-in capital	70,611	69,383
Accumulated deficit	(49,010)	(39,113)
Accumulated other comprehensive loss	(24)	(56)
Total stockholders’ equity	21,597	30,234
Total liabilities and stockholders’ equity	$27,066	$34,933

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